Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Bruce Chinn Elected to
Celanese Board of Directors

DALLAS (September 6, 2024) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Bruce Chinn has been elected to the company’s Board of Directors. Mr. Chinn, 67, served as President, Chief Executive Officer and a Director of Chevron Phillips Chemical Company LLC, a global petrochemical joint venture of Chevron U.S.A Inc. and Phillips 66 Company, until March 2024. He will join the Celanese Board effective September 15, 2024, bringing the total number of Board members to eleven (ten of which are independent).

Before leading Chevron Phillips Chemical, Mr. Chinn held several operations and business roles at Chevron Corporation, beginning in 2006, leading large, diverse organizations. In these roles, he focused on performance, partnership, and safety, while striving for continued success in the business and the community. Mr. Chinn began his career at DuPont in 1978, where he held positions of increasing responsibility in manufacturing, technical, commercial and business leadership at the U.S. and international level. He is a member of the Board of Directors of Waste Management, Inc. (WM) and serves on the American Institute of Chemical Engineers Foundation Board of Trustees.

Mr. Chinn holds a Bachelor of Science degree in chemical engineering from Texas A&M University.

“We could not be more pleased to welcome Bruce to the Celanese Board,” said Lori Ryerkerk, Chair, Chief Executive Officer and President, Celanese Corporation. “In addition to his exceptional manufacturing and technical background, Bruce’s longstanding leadership experience in the global chemicals industry will bring valuable depth to our Board and benefit our stakeholders.”

Mr. Chinn will stand for re-election at the 2025 Annual Meeting of Shareholders.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Bill Cunningham	Brian Bianco	Petra Czugler
+1 302 999 6410	+1 972 443 4400	+49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com